Exhibit 3.4

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.

INCORPORATION

WPC EUROBOND B.V.

Today, the fourteenth day of October two thousand and sixteen, appeared before me, Maria Yvonne Hillegonda Johanna den Boer, civil-law notary in Amsterdam:

Adrianus Cornelius Jacobus Maria Oomen, born in Roosendaal en Nispen on the sixteenth day of February nineteen hundred and eighty-five, working at DLA Piper Nederland N.V., a limited liability company, with corporate seat in Amsterdam and office address at Amstelveenseweg 638, 1081 JJ Amsterdam, acting pursuant to a written power of attorney from:

WPC Holdco LLC, a limited liability company organized under the laws of the State of Maryland, United States of America, with registered office at 7 Saint Paul Street, Suite 820, Baltimore, Maryland 21202, United States of America and office address at 50 Rockefeller Plaza, Second Floor, New York, New York 10020, United States of America, registered with the State Department of Assessments and Taxation of the State of Maryland under number W14517015, hereinafter referred to as: the “Incorporator”.

The person appearing, acting in said capacity, declared that he hereby incorporates a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) with the following Articles of Association:

ARTICLES OF ASSOCIATION:

Definitions:

Article 1:

“Attendance Right”

the right, in person or by written power of attorney, to attend the General Meeting and to speak;

“Company”

the private company with limited liability whose internal organisation is governed by these articles of association;

“General Meeting”

the corporate body made up of the shareholders or, if applicable, a meeting of shareholders and Persons entitled to attend meetings (or their representatives);

“Management Board”

the Company’s management board;

“Managing Directors”

the members of the Management Board;

“Persons entitled to attend meetings”

(i)                           shareholders;

(ii)                        holders of depositary receipts to which according to these articles of association Attendance Right is attached;

(iii)                     shareholders who have no voting rights due to a right of usufruct or right of pledge;

(iv)                    usufructuaries and pledgees with voting rights.

Name and seat:

Article 2:

1.                  The Company bears the name of: WPC Eurobond B.V.

2.                  It has its seat in Amsterdam.

Object:

Article 3:

The objects of the Company are:

a.                  to acquire, to purchase, to manage, to alienate or dispose of and to encumber assets or enter into agreements of any kind and to exercise any rights connected to these assets and/or agreements;

b.                  to acquire funds to finance the acquisition of the assets and/or entry into agreements mentioned under (a) whether by way of issuing bonds or other securities or by way of entering into loans or other agreements or otherwise;

c.                   to invest, including to lend, any funds held by the Company;

d.                  to enter into derivatives agreements, such as swaps and options;

e.                   in connection with the foregoing, (i) to borrow funds against the issue of bonds or other securities by entering into loan or other agreements, inter alia to repay the obligations under the securities mentioned under (b), (ii) to grant security rights and (iii) to enter into agreements relating to bank accounts, administration, custody, asset management and sub participation, as well as all that is related to the above in the widest sense or may be conducive thereto.

Capital, issue, repurchase and capital reduction:

Article 4:

1.                  The capital of the Company consists of one or more shares, each with a nominal value of one eurocent (EUR 0.01).

2.                  The issue of shares shall take place at the times and under the conditions to be determined by the General Meeting.

3.                  In the event of an issue of new shares, each shareholder shall have a pre-emption right to acquire new shares in proportion to the aggregate nominal amount of his shares. There shall be no pre-emption rights in respect of shares issued to employees of the Company or of a group company.

4.                  Pre-emption rights may at any time be limited or excluded in relation to a particular issue, by a resolution passed by the General Meeting. The provisions of the law shall be applicable to the issuance with pre-emption rights.

5.                  The General Meeting may assign its authority referred to in paragraph 2 and paragraph 4 of this article to another corporate body and may revoke such assignment.

6.                  The provisions of the preceding paragraphs of this article shall apply by analogy where rights are granted to subscribe for shares.

Shareholders shall not, however, have pre-emption rights in respect of shares being issued to a person exercising an existing right to subscribe for shares.

7.                  Issue of a share requires a deed executed for that purpose before a civil-law notary officiated in the Netherlands which deed shall mention those involved as parties.

8.                  The Company will be authorized to purchase fully paid shares in its capital at its own expense for no consideration.

9.                  The Company will not be authorized to purchase fully paid shares in its capital at its own expense for valuable consideration, if the net assets less the purchase price is smaller than the reserves which must be maintained under the law or these articles of association or if the Management Board knows or reasonably should know that the Company after the acquisition will not be able to keep up paying its debts which are due.

10.           The General Meeting may resolve to reduce the issued share capital by cancelling shares or by reducing the nominal amount of the shares through an amendment to the articles of association. A resolution to cancel shares may relate only to shares held by the Company itself or in respect of which it holds the depositary receipts. In all other cases the resolution to reduction can only be taken with the approval of the shareholders concerned. The provisions of the law regarding capital reduction shall be applicable accordingly.

Shares and registered depositary receipts:

Article 5:

1.                  The shares are registered shares and are numbered consecutively starting from 1.

2.                  No share certificates shall be issued by the Company.

3.                  The General Meeting may resolve to attach or revoke the Attendance Right to depositary receipts of shares in the capital of the Company.

Shareholders’ register:

Article 6:

1.                  The Management Board shall keep a register at the offices of the Company containing the names and addresses of all shareholders and providing the date on which they acquired the shares, the number of shares held by them, the indication of the shares, the date of acknowledgment or notice, as well as the amount paid-up on each share.

If a shareholder has consented to receiving notice for the General Meeting by electronic communication, the register shall also contain the e-mail address of such shareholder.

Each release from liability granted for payments not yet made on the shares shall also be entered in the register.

2.                  The register shall also contain the names and addresses and, if applicable, the e-mail address of those having a right of usufruct or pledge in respect of shares, stating the date on which they acquired said right, the date of acknowledgment or notice as well as stating if they are entitled to the right to vote and the Attendance Right.

3.                  Furthermore the register will contain the names and addresses and, if applicable, the e-mail addresses of the holders of depositary receipts to which the Attendance Right is attached, providing the date on which the Attendance Right is attached to the depositary receipt and the date of acknowledgment or notice.

4.                  Each shareholder, usufructuary, pledgee and holder of depositary receipts to which the Attendance Right is attached, is obliged to make sure that his address is known to the Company.

5.                  All notices to shareholders, holders of depositary receipts to which the Attendance Right is attached, usufructuaries and pledgees shall be capable of being validly represented at the addresses recorded in the register.

6.                  The register must be kept up to date on a regular basis. Each entry and other registration in the register shall be signed by a Managing Director.

7.                  On request the Management Board will free of charge issue an extract from the register to a shareholder, usufructuary, pledgee and a holder of depositary receipts to which the Attendance Right is attached, with regard to his right to a share or depositary receipts.

Usufruct and pledge on shares:

Article 7:

1.                  A right of usufruct or pledge may be established on shares. The shareholder shall have voting rights on shares on which a right of usufruct or pledge has been established.

2.                  Contrary to the provisions of the previous paragraph of this article, voting rights shall be vested in the usufructuary or pledgee, if this has been stipulated with due observance of the provisions of article 2:197 paragraph 3 and article 2:198 paragraph 3 respectively of the Dutch Civil Code or afterwards between the shareholder and usufructuary or pledgee is being agreed upon in writing.

3.                  Shareholders without voting rights and usufructuaries and pledgees with voting rights shall have Attendance Rights. A usufructuary or pledgee without voting rights shall not have Attendance Rights.

Transfer of shares or limited rights on shares:

Article 8:

1.                  Transfer of a share or the vesting or transfer of a limited right thereon requires a deed which deed shall mention those involved as parties. This deed shall have to be executed before a civil-law notary officiated in the Netherlands.

2.                  A transfer of a share or the vesting or transfer of a limited right thereon in accordance with the provision of the previous paragraph of this article shall also be legally binding on the Company.

Except in the event that the Company itself is a party to a legal act, the rights attached to the share may not be exercised until it has acknowledged the legal act or the deed has been served on it or it has acknowledged it by entry in the shareholders’ register, all this with due observance of the provisions of article 2:196a and article 2:196b of the Dutch Civil Code.

Restriction on the transfer of shares:

Article 9:

1.                  A shareholder who wishes to transfer one or more shares shall be free to transfer his shares, if the other shareholders state in writing that application of paragraphs 3 through 7 of this article is waived.

The transfer must take place within three months after the other shareholders have made such statement.

If a shareholder is to transfer his shares to a former shareholder by virtue of the law, paragraphs 3 through 7 of this article shall not apply.

2.                  In all cases other than referred to in paragraph 1 of this article a transfer of shares may only be effected with due observance of the paragraphs 3 through 7 of this article.

3.                  A shareholder who wishes to transfer one or more shares (hereinafter also to be referred to as: the offeror) shall first offer such shares to the other shareholders.

The Company itself may only be a prospective purchaser pursuant to this paragraph with the consent of the offeror.

4.                  The shareholder shall, if he so requests, receive from the prospective purchasers to whom an offer is to be made, a price equal to the value of his shares determined by one or more independent experts to be designated by mutual agreement between the Management Board and the offeror.

5.                  Should the Management Board and the offeror fail to reach agreement on the designation of the independent expert(s), such designation shall be made by the Dutch Arbitration Institution (Nederlands Arbitrage Instituut).

6.                  The offeror may withdraw his offer, provided he does so within one month after he has been informed to which prospective purchasers he may sell all of the shares to which the offer relates and at what price.

7.                  If it is ascertained that not all of the shares to which the offer relates are to be purchased against payment in cash, the offeror shall be free to transfer such shares within three months after such fact has been ascertained.

8.                  In the event:

•                      of acquisition of shares, under universal succession of title (algemene titel) other than from the creation of a community property (boedelmenging);

•                      of bankruptcy of a Shareholder or the granting to a Shareholder of a moratorium of payment (surséance van betaling);

the shares concerned or all of the shares belonging to the shareholder concerned shall be offered for sale to the other shareholders.

For the application of this article shares shall be deemed to include the right to subscribe for shares.

9.                  The shareholder concerned or his legal successors must inform the Company of the occurrence of any of the events described in paragraph 8 of this article, at the latest thirty (30) days after the occurrence thereof.

The provisions of the paragraphs 1 up to and including 7 of this article shall, to the extent possible, apply accordingly, except, however, that the offeror shall not be authorized to withdraw his offer, and that, if there should be no prospective purchasers or insufficient prospective purchasers among the (other) shareholders to purchase for cash all the shares being offered for sale, the offeror shall be entitled only to retain the shares concerned.

Management:

Article 10:

1.                  The management of the Company has been entrusted to a Management Board, consisting of one or more Managing Directors A and one or more Managing Directors B. Managing Directors A must be Dutch residents.

Reference in these articles of association to “Managing Director(s)” without further indication shall apply to both Managing Director(s) A and Managing Director(s) B.

Legal entities may also be appointed Managing Directors.

2.                  The General Meeting shall decide upon the number of Managing Directors.

3.                  Managing Directors are appointed by the General Meeting.

4.                  Managing Directors may at all times be suspended and dismissed by the General Meeting. The suspension may at all times be cancelled by the General Meeting.

5.                  If, in the event of suspension of a Managing Director, after three months no resolution has been adopted by the General Meeting to dismiss him, the suspension shall terminate.

6.                  A Managing Director shall be given the opportunity to account for his actions in the General Meeting during which his suspension or dismissal is discussed and have an adviser assist him therein.

7.                  The General Meeting shall decide on the remuneration and the further terms and conditions of employment for each of the Managing Directors.

8.                  In the event of any vacancies, or the absence of a Managing Director, the remaining Managing Director or Managing Directors will be charged with the management of the Company.

In the event all positions in the Management Board are vacant or the absence of all Managing Directors or the sole Managing Director, the company shall temporarily be managed by a person to be appointed for that purpose by the General Meeting.

Duties and powers:

Article 11:

1.                  If there is more than one Managing Director they will decide by an absolute majority of the votes. Each Managing Director may cast one vote. In the event of an equal division of votes the General Meeting shall decide upon the issue.

2.                  The Management Board shall hold a meeting whenever a Managing Director considers this necessary. The Management Board is also authorized to adopt resolutions without holding a meeting, provided all the Managing Directors have been given the opportunity to cast their votes and all have agreed on this way of adopting resolutions. Such resolutions shall be adopted by a majority as referred to in paragraph 1 of this article.

3.                  A Managing Director may grant another Managing Director a written power of attorney to represent him at the meeting.

4.                  The contemporaneous linking together by telephone conference or audio-visual communication facilities of all the Managing Directors, wherever they may be, shall be deemed to constitute a meeting of the Management Board for the duration of the connection, unless a Managing Director objects thereto.

Minutes of the matters dealt with at a meeting of the Management Board, authenticated by the chairman of the Management Board or, in the event the Management Board does not have a chairman, by a Managing Director, shall be sufficient evidence thereof and of the observance of all necessary formalities.

5.                  The Management Board shall have authority to draw up regulations to deal with matters that concern the Management Board internally. Such regulations shall not be in conflict with what has been provided in these articles of association.

Furthermore, the Managing Directors shall have power to allocate their tasks amongst themselves, whether or not in the regulations.

6.                  The Management Board requires the approval of the General Meeting for such resolutions as the General Meeting by its explicitly defined resolution has adopted and made known to the Management Board.

7.                  The absence of the approval required pursuant to paragraph 6 of this article does not affect the representative authority of the Management Board or each Managing Director.

8.                  The Management Board is obliged to follow the instructions of the General Meeting. The Management Board is obliged to follow the instructions, unless these are in conflict with the general course of affairs of the Company and its affiliated business.

9.                  The Managing Directors have the right to attend the General Meeting; in these meetings they will have an advisory vote.

10.           The Management Board shall not be authorized to file a petition for bankruptcy of the Company without the instruction of the General Meeting.

11.           The relevant Managing Director(s) shall, in the event of a direct or indirect personal conflict of interests between the Company and one or more of its Managing Directors, not participate in the discussions and decision making regarding the relevant matter. If no resolution can be adopted as a result thereof, the resolution shall be adopted by the General Meeting.

Representation:

Article 12:

1.                  The Management Board represents the Company. The Company may also be represented by a Managing Director A and a Managing Director B acting jointly.

If only one or more Managing Director(s) A are appointed, or if only one or more Managing Director(s) B are appointed, a Managing Director A acting solely or a Managing Director B acting solely, will be authorized to represent the Company.

2.                  The Company may also be represented by one or more proxy holders (procuratiehouders), with due regard for the authority assigned to them for that purpose by the Management Board. Said proxy must be granted in writing and entered in the Trade Register. Their title shall be determined by the Management Board.

3.                  The Company’s legal acts in respect of the holder of all issued shares in the capital or in respect of a partner in a matrimonial community of property to which all issued shares in the Company’s capital belong, with the Company being represented by said shareholder or one of the participants in said community, will be recorded in writing. Shares held by the Company or its subsidiaries will not be counted for the purpose of the previous sentence. In the event that the first sentence is not observed, the legal act may be annulled for the benefit of the Company.

4.                  The previous paragraph of this article does not apply to legal acts which under the terms stipulated form part of the Company’s normal business operations.

Financial year, annual accounts and directors’ report:

Article 13:

1.                  The Company’s financial year runs from the first day of January up to and including the thirty-first day of December of each year.

2.                  Annually as at the last day of each financial year the Management Board shall prepare the Company’s annual accounts (consisting of the balance sheet and profit and loss account with explanatory notes thereto) within five months of the end of each financial year, unless this period is extended by the General Meeting by no more than five months due to extraordinary circumstances and it shall deposit the accounts at the Company’s offices for inspection by the shareholders and other Persons entitled to attend meetings. The Management Board shall also, within the above-mentioned period, deliver a directors’ report.

The annual accounts will be signed by all Managing Directors; if any signature should be lacking, this fact and the reasons therefore will be indicated in the annual accounts.

Signing the annual accounts by all Managing Directors shall not be considered as adoption of the annual accounts as referred to in paragraph 5 of this article.

3.                  The Company shall make sure that the annual accounts, the directors’ report and the information to be added by virtue of article 2:392 paragraph 1 of the Dutch Civil Code, are available at its offices from the time the General Meeting, at which they are to be discussed, is convened. The Persons entitled to attend meetings may inspect these documents in that place and obtain free copies thereof.

4.                  The provisions of paragraphs 2 and 3 of this article regarding the directors’ report and the information to be added by virtue of Dutch law do not apply if article 2:403 of the Dutch Civil Code applies to the Company or when the exemption pursuant to article 2:396 paragraph 7 of the Dutch Civil Code applies to the Company as a result of the size of the Company’s enterprise.

5.                  The General Meeting shall adopt the annual accounts.

Payments to shareholders:

Article 14:

1.                  Profit will be taken to mean the credit balance of the adopted profit and loss account.

2.                  The General Meeting is authorised to determine the destination of profits and to determine the distributions, to the extent the net assets exceed the reserves which must be maintained under the law or these articles of association.

3.                  A resolution of the General Meeting to serve a distribution does not have effect as long as the Management Board has not granted its approval. The Management Board refuses its approval solely if it knows or reasonably should know that the

Company after the distribution will not be able to keep up paying its debts that are due.

4.                  No distribution of profits for the benefit of the Company will be made on shares owned by the Company.

5.                  For the calculation of the amount of the profit to be distributed on each share, only the amount of the obligatory payments on the nominal amount of the shares shall be taken into account. With consent of all shareholders each time this provision can be derogated from.

General Meeting:

Article 15:

1.                  During each financial year at least one General Meeting shall be held or at least once a resolution shall be adopted in accordance with paragraph 5 of this article, within six months after the end of the financial year, - except in case a delay in drawing up the annual accounts has been approved - which among others shall be dealt with:

a.                  the consideration of the annual accounts and, insofar as is required by law, of the directors’ report and additional information as mentioned in article 2:392 of the Dutch Civil Code;

b.                  the adoption of the annual accounts;

c.                   deciding upon the discharge of each of the Managing Directors;

d.                  deciding upon the allocation of profits;

e.                   the appointment of the person as referred to in article 10 paragraph 8 of these articles of association;

f.                    the execution of any other tasks required by law.

If a delay in drawing up the annual accounts has been approved, the matters indicated in the previous sentence will either be dealt with in a General Meeting to be held no later than one month after the date to which the extension has been granted, or to be included in a resolution to adopted outside a meeting in accordance with paragraph 5 of this article, to be adopted no later than one month after the date to which the extension has been granted.

2.                  Notice convening the shareholders and the Persons entitled to attend meetings to the General Meeting shall be made by the Management Board, by a Managing Director or by one or more persons who are collectively entitled to cast at least one per cent (1%) of the total number of votes capable of being cast, with due observance of the statutory convocation period, by registered letter, stating the items on the agenda. If a shareholder or a Person entitled to attend meetings has consented thereto, notice for a General Meeting can also be given by electronic communication to the address provided for this purpose to the Company, provided the message is capable of being produced in writing.

3.                  Nevertheless, resolutions may be adopted by the General Meeting if no notice convening a meeting was made in accordance with paragraph 2 of this article, or if the item in question was not mentioned in the notice, provided all Persons entitled to attend meetings consent to the decision-making of these items and the Managing Directors prior to the decision-making have been given the opportunity to render advice.

4.                  The General Meeting is held in the place where the Company has its official seat, as well as in Rotterdam, Den Haag, Schiphol (municipality of Haarlemmermeer) and Utrecht. It may be held in a different place, provided all Persons entitled to attend meetings consent to the place of the meeting and the Managing Directors prior to the decision-making have been given the opportunity to render advice.

5.                  Resolutions of the General Meeting may also be adopted in another way without holding a meeting, provided all Persons entitled to attend meetings consent in writing or electronically to this way decision-making. The votes are being casted in writing. The requirement that the voting is set out in writing is also fulfilled if the resolution indicating the way in which the shareholders voted, is recorded in writing or electronically. The Managing Directors are given the opportunity to render advice prior to the decision-making.

6.                  If decision-making takes place in accordance with the previous paragraph of this article all requirements regarding quorum and qualified majority as provided for in the law and these articles of association are applicable simultaneously, provided that outside a meeting at least such a number of votes need to be cast as the quorum requires for the resolution concerned.

Article 16:

1.                  In as far as not provided for otherwise by law or these articles of association, all resolutions of the General Meeting shall be adopted by absolute majority of the votes.

2.                  Each share confers the right to cast one vote. At General Meetings the Company shall not be capable of casting votes for shares in its own share capital which are held by itself or by one of its subsidiaries; nor shall it be capable of doing so for shares in its own share capital of which the Company or one of its subsidiaries holds the depositary receipts for shares.

3.                  When determining whether a particular proportion of the share capital is represented, or alternatively, whether a majority represents a particular proportion of the share capital, the share capital shall be decreased with the amount of shares to which no voting rights are attached.

4.                  Blank and invalid votes shall be considered not to have been cast.

5.                  If there is an equal division of votes on a proposal about business matters or persons, then no decision shall be taken.

6.                  Shareholders and Persons entitled to attend meetings may attend the General Meeting by written proxy (including a proxy granted electronically).

7.                  The Management Board shall keep a record of the resolutions adopted. The records shall be available for inspection by the shareholders and the Persons entitled to attend meetings at the Company’s offices. On request a copy or extract of these records shall be issued to each shareholder and Person entitled to attend meetings at no more than cost price.

Amendment to the articles of association and dissolution:

Article 17:

1.                  The General Meeting may decide to amend the articles of association or to dissolve the Company.

2.                  A proposal to amend the articles of association must be mentioned in the notice convening the General Meeting; if required the Persons entitled to attend meetings may obtain from the Company free of charge a copy of the proposal containing a verbatim record of the proposed amendment.

The proposal to amend the articles of association must be deposited verbatim at the Company’s offices from the day notice convening the meeting is made until the end of the meeting.

3.                  After a resolution has been adopted to dissolve the Company these articles of association shall remain in force as much as possible during the winding-up.

4.                  Winding-up of the Company shall be performed by the Management Board, unless the General Meeting decides otherwise.

5.                  The balance of the assets of the Company after all the Company’s debts have been settled shall be paid out to the shareholders in proportion to each person’s amount of the compulsory payments on the nominal amount of the shares. No winding-up dividend may be distributed to the Company itself on shares held by the Company.

6.                  After the liquidation has been completed, the books and records of the Company shall be kept for seven years by the person appointed for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not appointed such person, the liquidator(s) shall do so.

Transitional provision:

Article 18:

1.                  The financial year of the Company that has started on the date of the Company’s incorporation shall end on the thirty-first of December two thousand and seventeen.

2.                  This article shall be cancelled upon the expiry of the financial year mentioned in paragraph 1 of this article.

FINAL PROVISIONS

Finally the person appearing, acting in said capacity, declared:

I.                    For the first time the Managing Directors A of the Company shall be:

•                  Mr. Ramses van Toor, residing at Meerkoeteiland 42, 2251 WS Voorschoten, born in ‘s-Gravenhage on the twenty-sixth day of January nineteen hundred and seventy-seven;

•                  Mr. Johan Henning, residing at Papehof 3, 1391 BD Abcoude, born in Durban, South-Africa, on the eighteenth day of October nineteen hundred and seventy-five; and

•                  Mr. Gosse Zeilstra, residing at Staalstraat 56, 3572 RK Utrecht, born in Sneek on the twentieth day of January nineteen hundred and eighty-two.

For the first time the Managing Directors B of the Company shall be:

•                  Mr. Thomas Elling Zacharias, residing at 1215 Fifth Avenue, Appartment 4B, New York, New York 10029, United States of America, born in Morristown, New Jersey, United States of America, on the nineteenth day of February nineteen hundred and fifty-four; and

•                  Mr. Gregory Mark Butchart, residing at 1 Fairfield Park, Cobham, Surrey, KT11 2HF, United Kingdom, born in Dundee, United Kingdom, on the seventeenth day of June nineteen hundred and seventy-eight.

II.               The issued capital amounts to one euro (EUR 1), divided into one hundred (100) shares, each share with a nominal value of one eurocent (EUR 0.01), hereinafter referred to as: the “Shares”.

The Shares have been issued to the Incorporator.

III.          Payment in foreign currency is permitted.

The Shares shall forthwith be paid up in cash after incorporation.

IV.           With receipt of the payment as referred to sub III above on an account in the name of the Company, the Company is assumed to have accepted the payment on the Shares.

POWER OF ATTORNEY

The person appearing has been authorised by a written power of attorney, which has been attached to this deed.

END

The person appearing is known to me, civil-law notary.

This deed was executed in Amsterdam on the date stated at the beginning of this deed.

The summarised contents of this deed were stated and explained to the person appearing. All parties were informed of the consequences of the contents of this deed. The person appearing declared to dispense with a full reading of the deed, to have taken due note of the content of the deed well before its execution and to agree with its content.

Immediately following the limited reading, this deed was signed by the person appearing and by me, civil-law notary.